                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     MICRO WAREHOUSE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

MICROWAREHOUSE

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                             MICRO WAREHOUSE, INC.

To the Stockholders:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of the Stockholders of Micro Warehouse, Inc. (the "Company") will be held at the Ramada Inn & Suites, 2373 Route 9, Toms River, New Jersey, on Tuesday, June 10, 1997 at 10:00 A.M. local time, for the following purposes:

        1.  To elect five directors to the Board of Directors.

        2. To approve an amendment to the Company's 1994 Stock Option Plan to increase the number of shares reserved for issuance from 1,000,000 to 4,000,000 shares.

        3. To ratify the appointment of KPMG Peat Marwick LLP, the Company's independent auditors, for the Fiscal Year ending December 31, 1997.

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has designated the close of business on April 18, 1997 as the record date for determination of stockholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO BE PRESENT AT THE MEETING. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

                                               By order of the Board of Directors,

                                               [LOGO]
                                               BRUCE L. LEV
                                               VICE PRESIDENT, GENERAL COUNSEL AND
                                               SECRETARY

Norwalk, Connecticut
April 30, 1997

                             MICRO WAREHOUSE, INC.
                             535 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854

                              -------------------

                                PROXY STATEMENT
                              -------------------

         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 1997

    The accompanying proxy is being solicited on behalf of the Board of Directors of Micro Warehouse, Inc. (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Ramada Inn & Suites, 2373 Route 9, Toms River, New Jersey on Tuesday, June 10, 1997 at 10:00 A.M. local time. Stockholders of record have three choices on each matter to be voted upon at the Annual Meeting. As to the election of directors, by checking the appropriate box on the proxy card a stockholder may: (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified in the appropriate area. Concerning the other items, by checking the appropriate box, a stockholder may: (i) vote 'FOR' any of the items; (ii) vote 'AGAINST' any of the items; or (iii) 'ABSTAIN' from voting on any of the items.

    Each stockholder giving such a proxy has the power to revoke the same by written notice to the Secretary of the Company at any time before it is voted or by filing with the Secretary a duly executed proxy bearing a later date. Furthermore, any stockholder giving a proxy may revoke the same prior to its use at the Annual Meeting by attending the meeting and voting in person. Subject to such revocation, properly executed proxies will be voted in the manner directed by such stockholder and, if no direction is made, will be voted in favor of Items 1 through 3. All expenses in connection with the solicitation will be borne by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with forwarding proxies to beneficial owners of shares of the Company's common stock, par value $.01 per share (the "Common Stock").

    This Proxy Statement and the accompanying form of proxy are being first mailed or given to the holders of Common Stock on or about April 30, 1997.

                               VOTING SECURITIES

    Only stockholders of record at the close of business on April 18, 1997 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 34,379,682 shares of Common Stock, with each share entitled to one vote. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the proposals to be voted on at the meeting.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    At the meeting, five Directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. It is intended that the proxies received will be voted, unless directed otherwise, for the five nominees indicated below. However, should any nominee become unavailable or prove unable to serve for any reason, proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. The Board has been informed that all of the nominees will be available and will be able to serve. A plurality of the votes cast is necessary for election.

    FELIX DENNIS, 49, has served as a Director of the Company since October 1992 and as a principal consultant to the Company since its inception. Since 1972, Mr. Dennis has been Chairman of Dennis Publishing, Ltd., an independently owned computer publishing company that publishes MacUser and Computer Shopper magazines as well as other magazines in the United Kingdom and the United States. He was a consultant to Wandsworth Publishing, Inc. and to MacUser magazine.

    FREDERICK H. FRUITMAN, 46, became a Director of the Company in December of 1992. He has been a Managing Director of Loeb Partners Corporation, an investment banking firm, since 1990. Mr. Fruitman is a director of FIND/SVP, Inc.

    PETER GODFREY, 51, co-founder, was appointed Chairman of the Company on January 25, 1994 and served as its President and Chief Executive Officer from inception in 1987 until October 1996 and as a Director since its inception. He was co-founder of Wandsworth Publishing, Inc. and MacUser magazine. From 1974 to 1987, Mr. Godfrey served as Chairman of Fiona Press, Inc. Prior to 1974, he was employed in various capacities by Marshall Cavandish Ltd., a United Kingdom publisher of reference books and magazines.

    LINWOOD A. LACY JR., 51, was appointed President and Chief Executive Officer of the Company and elected as a member of its Board of Directors in October 1996. From 1985 to May 1996, Mr. Lacy was Chief Executive Officer of Ingram Micro Inc. and its predecessor company, Micro D. From December 1993 to January 1995, Mr. Lacy was President of Ingram Industries Inc., Ingram Micro Inc.'s parent company. From June 1995 until April 1996, Mr. Lacy was Chief Executive Officer of Ingram Industries Inc. Mr. Lacy is a director of Ingram Industries Inc., EarthLink Network, Inc. and ENTEX Information Services, Inc.

    JOSEPH M. WALSH, 54, became a Director of the Company in February of 1993. He was President of Curtis Circulation Company from 1972 through 1974 and again from 1982 through November 1992 when he became Chairman of Curtis. From 1974 through 1982, he was Executive Vice President of Cadence Industries Corporation and President of certain of its subsidiaries, including Data Systems for Health, a computerized national billing company, US Pencil and Stationery Company, primarily an advertising specialty mail-order company, and Perfect Subscription Companies, which were formerly Perfect School Plans, Moore-Cottrell and Keystone Readers Service. He is a Certified Public Accountant.

                                   MANAGEMENT

EXECUTIVE OFFICERS

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Peter Godfrey*.......................................          51   Chairman of the Board
Linwood A. Lacy Jr.*.................................          51   President, Chief Executive Officer and Director
Melvin Seiler........................................          54   Executive Vice President, Chief Operating Officer and
                                                                    Director
Kris Rogers..........................................          39   Executive Vice President, General Manager of U.S.
                                                                    Operations
Wayne P. Garten......................................          44   Senior Vice President and Chief Financial Officer
Adam Shaffer.........................................          31   Senior Vice President, Worldwide Product and
                                                                    Marketing
Bruce L. Lev.........................................          53   Vice President, General Counsel and Secretary
Geoffrey Boytos......................................          39   Vice President, Database Marketing
Deborah Cooper.......................................          34   Vice President, Mac Marketing
Stephen F. England...................................          42   Vice President, Worldwide Publishing Operations
Michael J. Kurtz.....................................          48   Vice President, Human Resources
Bruce Schellinkhout..................................          39   Vice President, Distribution
Jeffrey Sheahan......................................          43   Vice President, General Manager of European
                                                                    Operations
Philip Holt..........................................          36   Chief Financial Officer--Europe

------------------------

* Additional information with respect to Messrs. Godfrey and Lacy can be found under Proposal 1-- Election of Directors.

    MELVIN SEILER has been a Director since January 1994, has served as Executive Vice President since August 1991 and became Chief Operating Officer in November 1991. His resignation as a Director and Officer will become effective as of June 10, 1997.

    KRIS ROGERS has served as Executive Vice President and General Manager of U.S. Operations since April 1997. From 1981 to April 1997, Ms. Rogers was employed by Merisel, Inc. and its predecessor company, Microamerica, Inc., where she served most recently as Senior Vice President of Product and Inventory. Prior to that position, she held the positions of Vice President of Strategic Operations, Vice President of Channel Services and Vice President of U.S. Sales.

    WAYNE P. GARTEN has served as Senior Vice President and Chief Financial Officer of the Company since February 1997. From 1983 to August 1996 Mr. Garten was employed by Hanover Direct, Inc., and its predecessor company, The Horn and Hardart Company, where he served as Executive Vice President and Chief Financial Officer from 1989 until 1996. Mr. Garten is a Certified Public Accountant.

    ADAM SHAFFER has served as Senior Vice President, Product and Marketing since November 1996 and served as Vice President, Worldwide Marketing from January 1996 to November 1996. From April 1993 to January 1996, he served as Vice President, Marketing. From April 1992 to March 1993, he served as Director of the MacShopper division of the Company. From November 1989 to April 1992, Mr. Shaffer was the Software/Hardware Catalog and Product Manager of Global Computer Supplies Company.

    BRUCE L. LEV joined the Company in April 1995 as Vice President, General Counsel and Secretary. Mr. Lev has served as Secretary of the Company since inception. The law firm of which he was Senior Partner served as outside counsel to the Company since inception. A successor to that firm, Lev, Berlin & Dale, P.C., continues in this capacity and Mr. Lev is of counsel to the firm. Prior to joining the Company, Mr. Lev has been a lawyer in private practice since 1968.

    GEOFFREY BOYTOS has served as Vice President, Database Marketing since November 1996. From 1992 to 1996, Mr. Boytos served as Director of Database Marketing for the Company. Prior to 1992, Mr. Boytos was Circulation Manager of Power Up! Software.

    DEBORAH COOPER has served as Vice President, Mac Marketing since January 1994. From 1993 to 1994, Ms. Cooper served as Executive Director of Mac Marketing and from 1990 to 1993 was the Director of Mac Marketing.

    STEPHEN F. ENGLAND has served as Vice President, Worldwide Publishing Operations since November 1996. From September 1991 to November 1996, Mr. England served as Vice President, Worldwide Advertising and served as Vice President, Catalog Operations from January 1991 until September 1991. From 1983 to 1990, Mr. England was Managing Director of Dennis Publishing, Ltd.

    MICHAEL J. KURTZ has served as Vice President, Human Resources since June 1995. From January 1994 through December 1994, he served as Vice President, Human Resources for Liberty Lines, Inc., a transportation company. From 1990 through 1993, Mr. Kurtz was employed as Vice President, Human Resources at The New York Times.

    BRUCE SCHELLINKHOUT has served as Vice President, Distribution since January 1993. From August 1991 to December 1992, Mr. Schellinkhout served as Director of Distribution. From June 1989 to July 1991, Mr. Schellinkhout was employed by the Company in various operational and managerial positions.

    JEFFREY SHEAHAN has served as Vice President and General Manager of European Operations since January 1995. From October 1993 to January 1995, Mr. Sheahan served as General Manager of European Operations and from May 1993 to October 1993 he was the Managing Director for the United Kingdom operations. From 1992 to 1993, Mr. Sheahan was Director of Corporate Sales. From 1989 to 1992, Mr. Sheahan served as General Manager Eastern region for Inmac Corp. Prior to 1989, Mr. Sheahan was employed by Eczel Corporation.

    PHILIP HOLT has served as Chief Financial Officer-Europe since February 1997. From February 1994 to February 1997 Mr. Holt served as European Financial Controller. From August 1992 to February 1994, Mr. Holt was the Financial Controller for Fujitsu Business Systems (Europe) Ltd.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of Common Stock as of April 9, 1997 by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock.

                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    OWNERSHIP        % OF CLASS
----------------------------------------------------------------------------------  ------------------  -------------
Peter Godfrey(1)..................................................................        2,825,962             8.2%
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Massachusetts Financial Services Company(2).......................................        4,178,180            12.2%
  500 Boylston Street
  Boston, MA 02116
MFS Series Trust II--MFS Emerging Growth Fund(2)..................................        2,755,300             8.0%
  500 Boylston Street
  Boston, MA 02116
Julian H. Robertson, Jr.(3).......................................................        3,211,000             9.3%
  101 Park Avenue
  New York, NY 10178
Tiger Management L.L.C.(3)(4).....................................................        1,968,900             5.7%
  101 Park Avenue
  New York, NY 10178
Nicholas Company, Inc.(5).........................................................        2,181,600             6.3%
  700 North Water Street
  Milwaukee, WI 53202
AIM Management Group, Inc.(6).....................................................        1,762,900             5.1%
  11 Greenway Plaza, Suite 1919
  Houston, TX 77046

------------------------

(1) Includes 25,000 shares of Common Stock which Mr. Godfrey has the right to acquire within 60 days of April 9, 1997 through the exercise of stock options.

(2) Information concerning beneficial ownership by Massachusetts Financial Services Company ("MFS") and MFS Series Trust II-MFS Emerging Growth Fund ("MEG") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 12, 1997. This report indicates that, of the 4,178,180 shares, MFS has sole voting power with respect to 4,127,430 shares, has no shared voting power and has sole dispositive power with respect to 4,178,180 shares. Additionally, of the 4,178,180 shares beneficially owned by MFS, 2,755,300 shares or 8% are also beneficially owned by MEG. MFS and MEG have their principal business offices at 500 Boylston Street, Boston, MA 02116.

(3) Information concerning beneficial ownership by Julian H. Robertson, Jr. ("JHR") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated January 10, 1997. This report indicates that JHR has shared voting power and shared dispositive power with respect to the 3,211,000 shares. JHR is the ultimate controlling person of Tiger Management L.L.C., which beneficially owns 1,968,900 shares of Common Stock, Tiger Performance L.L.C., which beneficially owns

    1,058,800 shares of Common Stock and Panther Management Company, L.P., which beneficially owns 184,200 shares of Common Stock, each of which entities has shared voting power and shared dispositive power with respect to the shares of Common Stock beneficially owned by them. Other persons have the right to receive dividends or proceeds from the sale of such securities, and the rights of The Jaguar Fund N.V., a Netherlands Antilles corporation, exceed 5% of the outstanding Common Stock. JHR has his principal business offices at 101 Park Avenue, New York, NY 10178.

(4) Information concerning beneficial ownership by Tiger Management L.L.C. ("TMLLC") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated January 10, 1997. This report indicates that TMLLC has shared voting power and shared dispositive power with respect to the 1,968,900 shares of Common Stock. TMLLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. TMLCC has its principal business offices at 101 Park Avenue, New York, NY 10178.

(5) Information concerning beneficial ownership by Nicholas Company, Inc. ("Nicholas") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated January 31, 1997. This report indicates that Nicholas has sole dispositive power with respect to the 2,181,600 shares of Common Stock. Albert O. Nicholas is the president, director and majority shareholder of Nicholas. He owns no shares of Common Stock of the Company for his individual account, but is deemed to have beneficial ownership of the 2,181,600 shares by virtue of his affiliation with Nicholas. Nicholas is an investment advisor registered under the Investment Advisors Act of 1940 whose clients have the right to receive dividends from securities which it manages. No one client of Nicholas owns more than 5% of Common Stock. Nicholas has its principal business offices at 700 North Water Street, Milwaukee, WI 53202.

(6) Information concerning beneficial ownership by AIM Management Group, Inc. ("AIM") is based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 12, 1997. This report indicates that AIM has shared voting and shared dispositive power with respect to the 1,762,900 shares of Common Stock. AIM has its principal business offices at 11 Greenway Plaza, Suite 1919, Houston, TX 77046.

    The following table sets forth certain information concerning the beneficial ownership of Common Stock as of April 9, 1997 by the Directors, each of the Executive Officers named in the Summary Compensation Table and all Directors and Executive Officers as a group.

                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                                                   OWNERSHIP(1)      % OF CLASS
----------------------------------------------------------------------------------  ------------------  -------------
Peter Godfrey.....................................................................         2,825,962            8.2%
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Linwood A. Lacy, Jr...............................................................           311,000              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Melvin Seiler.....................................................................           271,829              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Adam Shaffer......................................................................            38,500              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Kris Rogers.......................................................................                 0              0
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Wayne P. Garten...................................................................                 0              0
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Bruce L. Lev......................................................................            44,000              *
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Jeffrey Sheahan...................................................................             2,500              *
  Micro Warehouse Limited
  Westerly Point, Market Street
  Bracknell, Berkshire
  RG12 1EW England
Felix Dennis......................................................................         1,275,963            3.7%
  39 Goodge Street
  London, England W1P 1FD
Frederick H. Fruitman.............................................................            20,000              *
  Loeb Partners Corporation
  61 Broadway 24th Floor
  New York, NY 10006
Joseph M. Walsh...................................................................            20,000              *
  Curtis Circulation Company
  730 River Road
  New Milford, NJ 07646
All Directors and Executive Officers as a group (17)..............................         4,751,195(2)        13.8%

------------------------
(1) Includes 25,000, 46,229, 36,700, 44,000, 2,500, 20,000 and 15,000 shares of
    Common Stock which Peter Godfrey, Melvin Seiler, Adam Shaffer, Bruce L. Lev, Jeffrey Sheahan, Frederick H. Fruitman and Joseph M. Walsh, respectively, have the right to acquire within 60 days of April 9, 1997 through the exercise of stock options.

(2) Includes 254,770 shares of Common Stock which Directors and Executive Officers as a group have the right to acquire within 60 days of April 9, 1997 through the exercise of stock options.

*   Represents less than one percent

BOARD MEETINGS, COMPENSATION OF CERTAIN DIRECTORS, (AND) COMMITTEES OF THE BOARD

    The Board of Directors of the Company held a total of five meetings during the Fiscal Year ended December 31, 1996. Each Director attended in person or by telephone all of the meetings of the Board of Directors and their respective committee meetings.

    The Company appointed Frederick H. Fruitman and Joseph M. Walsh directors in December 1992 and February 1993, respectively. Neither of these persons is an officer, employee or consultant to the Company. Messrs. Fruitman and Walsh receive an annual fee of $20,000 for services rendered as a director of the Board and as a member of its Committees. In addition, pursuant to a plan approved by the Board of Directors during early 1997, Messrs. Fruitman and Walsh were each granted options to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In consideration for these grants, Messrs. Fruitman and Walsh waived any right to receive options to purchase 5,000 shares of Common Stock in each of the years 1997 through 1999, which right had been granted pursuant to a plan approved by the Board of Directors during 1994.

    AUDIT COMMITTEE.

    The responsibilities of the Audit Committee include recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company, reviewing the proposed scope of the audit and approving the audit fees to be paid. The Audit Committee also reviews with the independent certified public accountants and with the Company's management the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company. In addition, the Audit Committee reviews audited financial statements with the independent certified public accountants. Messrs. Fruitman and Walsh are the members of the Audit Committee. There were five meetings of the Audit Committee during 1996.

    COMPENSATION AND STOCK OPTION COMMITTEE.

    The Compensation and Stock Option Committee reviews the Company's executive compensation policy and approves the salaries of all officers and certain other employees of the Company. It also supervises the administration of all stock option and benefit plans and other matters affecting executive compensation, subject to further approval of the Board of Directors. The members of the Compensation and Stock Option Committee are Messrs. Fruitman and Walsh. There was one meeting of the Compensation and Stock Option Committee during 1996.

    NOMINATING COMMITTEE.

    The Nominating Committee's duties include proposing a slate of directors for selection by the stockholders at each annual meeting and proposing candidates to fill vacancies on the Board. The members of the Nominating Committee are Messrs. Fruitman and Walsh. There was one meeting of the Nominating Committee prior to this date to propose the slate of Directors described in Proposal 1 of this Proxy Statement.

    The Nominating Committee will consider nominations by stockholders made in accordance with the information and timely notice requirements of the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company at Micro Warehouse, Inc., 535 Connecticut Avenue, Norwalk, Connecticut 06854.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

GENERAL

    This report is being filed by the members of the Compensation and Stock Option Committee of the Company for Fiscal Year 1996 and describes certain events affecting compensation and stock options which occurred in early 1997.

    The Company has increased revenues at an annual compound growth rate of 33%, has approximately 3,500 employees and has operations in 13 countries. Given this growth, one of the principal tasks of the Board of Directors has been to formulate an effective compensation policy designed to balance the short-term need to attract qualified executives with the long-term need to incentivise those executives and other employees in a manner that will encourage a long-term commitment to the growth of the Company and that will enhance stockholder value.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    In order to attract executives, the Company's philosophy has been and continues to be to provide a total compensation package that is both competitive within the hardware, software and direct marketing industries and which bears a close relationship to individual performance and the long-term business objectives of the Company. The total direct compensation package for the Company's executive officers is presently made up of three elements: an annual base salary; a short-term incentive program in the form of a performance based bonus (with certain discretionary components); and a longer term incentive program in the form of stock options.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    The Company had in effect during 1996 an Annual Bonus Plan for all executives and an Annual Incentive Compensation Plan (the "Incentive Plan") for four of its key executive employees. The Annual Bonus Plan provided for compensation based on the achievement of operating income objectives of the Company which are contained in its annual business plan and certain specific goals which were established at the beginning of the year for each executive. For 1996, no bonuses were paid to key executive employees pursuant to the Incentive Plan and bonus awards in relatively small amounts were paid to other employees. The Company continues to believe that incentive awards tied to the achievement of Company goals as well as goals and objectives for individual employees should constitute an important portion of each employee's compensation. During January, the Board conducted a detailed review of its incentive plans for executive management of the Company as well as incentive plans for all other employees and adopted revised incentive plans. The newly-instituted 1997 incentive plan for executive management of the Company (the "Executive Management Incentive Plan") will be tied directly to the budgeted worldwide profits of the Company and the achievement of individual goals and objectives agreed between the Company and the executives. The incentive plan for all other employees will tie their bonus payments to the overall profit achievement of either the U.S. operations for domestic employees or the profit achievement of the appropriate non-U.S. geographic area and in certain instances will have the incentive awards tied to agreed-upon goals and objectives. The Executive Management Incentive Plan is intended to replace the Incentive Plan approved by stockholders at the Company's Annual Meeting in June 1995.

ANNUAL BASE SALARY

    During 1996, Mr. Godfrey's base salary was $513,633 pursuant to his employment agreement. During 1996 Mr. Lacy's base salary was $513,900 per year pursuant to his employment agreement which became effective October 1, 1996. The 1996 base salaries of certain other key executive officers were unchanged from the prior year (except for cost of living adjustments) pursuant to their employment agreements. Increases in the base salaries of certain other executive officers reflect normal increases after individual periodic review.

STOCK OPTIONS

    The purpose of the stock option program is to provide additional incentives to all employees to work to maximize stockholder value. To encourage growth in stockholder value, the Company believes that employees should have a significant stake in its on-going success. This focuses attention on managing the Company as an owner with an equity position in the business. In addition, the option plan utilizes vesting periods to encourage employees to continue in the employ of the Company. The Company intends to continue granting stock options on a periodic basis to its employees, directors and consultants. During January 1997 the Board reviewed its stock option program and approved (a) a comprehensive option grant program providing for a total of 2,016,675 options to directors and all qualified full-time employees of the Company and (b) an option exchange program covering 359,995 outstanding stock options with strike prices greater than $20 per share. This exchange program provided that all eligible employees had the right to exchange existing options with strike prices greater than $20 for new options with a strike price of $12.625 per share provided such employees agreed to exchange these existing options and receive newly issued options with vesting periods extended at least 18 months from the date of exchange. The 2,016,675 options were granted subject to approval by shareholders of Proposal 2 described below and reference is made to that Proposal for additional details.

    The following table sets forth the options granted under the 1994 Stock Option Plan subject to stockholder approval as described in Proposal 2.

                             1994 STOCK OPTION PLAN

NAME AND POSITION                                                            NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Peter Godfrey
  Chairman of the Board....................................................               0
Linwood A. Lacy, Jr.
  President and Chief Executive Officer....................................         500,000
Melvin R. Seiler
  Executive Vice President and Chief
  Operating Officer........................................................               0
Bruce L. Lev
  Vice President, General Counsel and Secretary............................          30,000
Adam Shaffer
  Senior Vice President, Product and Marketing.............................          50,000
Jeffrey Sheahan
  Vice President and General Manager of European Operations................          35,000
Executive Group (14).......................................................         734,000
Non-Executive Director Group (3)...........................................          40,000
Non-Executive Officer Employee Group.......................................       1,242,675

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The 1996 annual salary of Mr. Godfrey, the Company's Chief Executive Officer and President through September 30, 1996, was fixed at $513,633 pursuant to an employment agreement effective as of January 1, 1995. No bonus was paid to Mr. Godfrey in 1996 pursuant to the Incentive Plan. Mr. Godfrey will participate in the Executive Management Incentive Plan for 1997 under which he may receive annual incentive compensation of a target amount of 75% of his base salary (at budget) and a maximum amount of 112.5% of his base salary. Additionally, pursuant to Mr. Godfrey's employment agreement, in January 1997 he was granted 40,000 options to purchase Common Stock with a strike price of $12.625 per share.

    The 1996 annual salary of Mr. Lacy, the Company's Chief Executive Officer and President since October 1, 1996, was fixed at $513,900 pursuant to an employment agreement effective as of October 1, 1996. As part of this agreement, Mr. Lacy was granted 500,000 options to purchase Common Stock at $25.00 per share and was loaned $1,400,000 to facilitate the purchase by Mr. Lacy of 50,000 shares of unregistered Common Stock. Additionally, in January 1997 Mr. Lacy was granted 500,000 options to purchase Common Stock pursuant to a "cliff vesting program" providing for a strike price of $12.625 per share vesting in 2006. These 500,000 options are subject to acceleration as follows: if the Company's Common Stock reaches an average daily closing price of $22 or greater for 30 consecutive days, then the first 250,000 options vest one-third at the end of six months from the end of the 30-day period, one-third at the end of 18 months and one-third at the end of 30 months. The second 250,000 options will accelerate if the Common Stock reaches an average daily closing price of $30 or greater for 30 consecutive days. If this occurs, then the additional 250,000 options vest one-third at the end of six months from the end of the 30-day period, one-third at the end of 15 months and one-third at the end of 24 months. Mr. Lacy will participate in the Executive Management Incentive Plan for 1997 under which he may receive annual incentive compensation of a target amount of 75% of his base salary (at budget) and a maximum amount of 112.5% of his base salary.

    The Compensation and Stock Option Committee believes that the Company's compensation programs of base salary, incentive plans and stock option grants are appropriate for Mr. Godfrey, Mr. Lacy and other executive officers on the basis of industry standards, competitive practices and Company performance.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986 disallows a deduction in the event executive compensation exceeds one million dollars per year unless certain conditions are satisfied. The Committee has reviewed and approved all of the Company's option plans and compensation programs. While the Company generally intends to preserve the deductibility of compensation paid to its executives, it reserves the right to pay its executives as it determines appropriate. In this connection, the Company has determined not to have its Executive Management Incentive Plan comply with Section 162(m) and will retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m). By retaining this discretion, the Company will maintain its flexibility to motivate and reward excellent performance without compromising the expectations of its executives.

The Compensation and Stock Option Committee

FREDERICK H. FRUITMAN
JOSEPH M. WALSH

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation information with respect to the Chief Executive Officer and the six most highly compensated executive officers for the period ending December 31, 1996.

                           SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                      SECURITIES
                                                                          OTHER       UNDERLYING
                  NAME AND                                               ANNUAL        OPTIONS/        ALL OTHER
             PRINCIPAL POSITION                  YEAR       SALARY    COMPENSATION     SARS (#)     COMPENSATION($)
---------------------------------------------  ---------  ----------  -------------  -------------  ----------------
Linwood A. Lacy, Jr..........................       1996  $  116,616(1)          --      500,000     $    1,400,000(1)
  President, Chief Executive Officer                1995          --           --             --                 --
  and Director                                      1994          --           --             --                 --

Peter Godfrey(2).............................       1996     513,633           --         50,000                 --
  Chairman of the Board                             1995     500,000           --(4)          --                 --
                                                    1994     415,000           --             --                 --

Melvin Seiler................................       1996     370,000           --         35,000             32,464(5)
  Executive Vice President and                      1995     360,000           --(4)      10,729             22,492(5)
  Chief Operating Officer                           1994     360,000      150,000             --              8,273(5)

Adam Shaffer.................................       1996     277,500       77,500             --              2,325(6)
  Senior Vice President, Product                    1995     175,654       97,500         11,961              2,329(6)
  and Marketing                                     1994     150,000       70,000         14,000              2,310(6)

Bruce L. Lev.................................       1996     319,459           --         23,000              8,036(7)
  Vice President, General Counsel                   1995     226,539(3)          --(4)      25,000            6,553(7)
  and Secretary                                     1994          --           --         40,000                 --

Jeffrey Sheahan..............................       1996     207,479       42,500         13,000             76,164(8)
  Vice President and General                        1995     195,415       39,333          3,559             76,788(8)
  Manager of European Operations                    1994     154,856       27,333         24,000             57,393(8)

Steven Purcell...............................       1996     290,204           --         12,500              3,176(9)
  Former Vice President, Finance,                   1995     282,750           --(4)       5,949              2,576(9)
  Chief Financial Officer and                       1994     219,000      140,000             --              2,318(9)
  Treasurer

------------------------

(1) Mr. Lacy became an executive officer and employee of the Company on October 1, 1996. In connection with his employment agreement, Mr. Lacy was loaned $1,400,000 by the Company to facilitate the purchase by him of 50,000 shares of unregistered Common Stock. See "Certain Relationships and Related Transactions--Executive Employee Loans".

(2) Mr. Godfrey was Chief Executive Officer of the Company until September 30, 1996.

(3) Mr. Lev became an executive officer and employee of the Company in April
    1995.

(4) Incentive compensation for 1995 for Messrs. Godfrey, Seiler, Lev and Purcell in the amounts of $1,000,000, $612,000, $150,000 and $490,000, respectively, were repaid to the Company prior to the end of the 1996 fiscal year. These repayments were required as a consequence of the discovery that the Company's profitability during 1995 was originally overstated. The correct profitability amounts would not have required any incentive bonus payments to these officers under the Incentive Plan. See "Certain Relationships and Related Transactions--Executive Employee Loans".

(5) Includes payments by the Company in Fiscal Years 1994, 1995 and 1996 of premiums of $6,923, $20,848 and $30,580, respectively, for term life insurance and $1,350, $1,644 and $1,884 in matching contributions under the Company's 401(k) Savings Plan for Fiscal Years 1994, 1995, and 1996, respectively.

(6) Mr. Shaffer received $2,310, $2,329 and $2,325 in matching contributions under the Company's 401(k) Savings Plan for Fiscal Years 1994, 1995 and 1996, respectively.

(7) Includes payment by the Company in Fiscal Years 1995 and 1996 of $6,553 and $6,841, respectively for insurance premiums and $1,195 in matching contributions under the Company's 401(k) Savings Plan for Fiscal Year 1996.

(8) Includes payments by the Company in Fiscal Years 1994, 1995 and 1996 of housing, living and education expenses of $55,049, $76,788 and $76,164, respectively, and $2,344, $1,395 and $2,453 in matching contributions under the Company's 401(k) Savings Plan for Fiscal Years 1994, 1995 and 1996, respectively.

(9) Mr. Purcell received $2,318, $2,576 and $3,176 in matching contributions under the Company's 401(k) Savings Plan for Fiscal Years 1994, 1995 and 1996. Mr. Purcell resigned from the Company on November 20, 1996.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table shows the individual grant of non-qualified stock options to the Chief Executive Officer and the other executive officers named in the Summary Compensation Table for Fiscal Year 1996.

                                                                                                      POTENTIAL REALIZED VALUE AT
                                                              % OF TOTAL                                ASSUMED VALUE RATES OF
                                                  SHARES        OPTIONS                                STOCK PRICE APPRECIATION
                                                UNDERLYING      GRANTED      EXERCISE                 FOR 10 YR. OPTION TERM (4)
                                       GRANT      OPTIONS        IN FY       PRICE PER   EXPIRATION   ---------------------------
NAME                                  DATE(2)   GRANTED(#)      1996(3)      SHARE ($)      DATE         5%($)         10%($)
-----------------------------------  ---------  -----------  -------------  -----------  -----------  ------------  -------------
Linwood A. Lacy, Jr................   10/14/96     500,000          60.8%    $   25.00     10/14/06   $  9,897,301  $  23,163,959
Peter Godfrey......................   01/19/96      50,000           6.1%        32.00     01/19/06      1,046,954      2,614,831
Melvin Seiler......................   01/19/96      35,000           4.3%        32.00     01/19/06        732,868      1,830,382
Bruce L. Lev.......................   01/19/96      23,000           2.8%        32.00     01/19/06        481,599      1,202,822
Jeffrey Sheahan(1).................    1/23/97       3,000        --            12.625     01/23/07         23,819         60,363
Jeffrey Sheahan....................   12/19/96      10,000           1.2%        17.00     12/19/06         51,937        183,397
Steven Purcell.....................   01/19/96      12,500           1.5%        32.00     01/19/06        261,739        653,708

------------------------

(1) The exercise price per share and expiration date reflect exchange of these options by Mr. Sheahan on January 23, 1997 pursuant to an option exchange program described in "Report of Compensation and Stock Option
    Committee--Relationship of Corporate Performance to Executive Compensation". These options were originally granted on January 23, 1996.

(2) The stock options granted to Mr. Lacy on October 14, 1996 vest 25% per year over a four-year period and become fully vested on October 14, 2000. The stock options granted to Messrs. Godfrey, Seiler and Lev on January 19, 1996 vest 50% per year over a two-year period and become fully vested on January 19, 1998. The stock options granted to Mr. Purcell on January 19, 1996 became fully vested on January 19, 1997. The stock options granted to Mr. Sheahan on December 19, 1996 vest 25% per year over a four-year period commencing July 19, 1997 and become fully vested on July 19, 2001.

(3) These percentages do not include 12,500 options for Mr. Purcell, which options were canceled pursuant to his resignation agreement, and 3,000 options for Mr. Sheahan which were exchanged for new options on January 23, 1996 (See Note 1 above).

(4) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the full term of the options.

    The rates of appreciation are assumed rates established by the Securities and Exchange Commission and are not intended as a forecast of future appreciation. The actual gain, if any, realized by the recipient will depend upon the actual performance of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table lists the shares acquired on exercise of options by the Chief Executive Officer and the other executive officers named in the Summary Compensation Table for Fiscal Year 1996 and certain information as to options unexercised at the end of Fiscal Year 1996.

                                                                                                    VALUE OF UNEXERCISED
                                                                       NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                                        OPTIONS AT FY END #         FISCAL YEAR END #(1)
                                                                     --------------------------  --------------------------
                                        SHARES ACQUIRED    VALUE
NAME                                     ON EXERCISE #    REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  ---------------  ----------  -----------  -------------  -----------  -------------
Linwood A. Lacy, Jr...................        --             --          --            500,000       --            --
Peter Godfrey.........................        --             --          --             50,000       --            --
Melvin Seiler.........................        --             --          28,729         27,500    $   6,660     $   8,140
Bruce L. Lev..........................        --             --          26,250         66,750       --            --
Adam Shaffer..........................        --             --          40,536         40,425       21,664         9,986
Jeffrey Sheahan.......................         3,700         53,324      10,559         29,800        2,750         4,176
Steven Purcell........................        16,500     $  511,045      29,149         39,000       24,584        25,805

------------------------

(1) Values have been calculated based on the closing price of the Company's Common Stock reported on the Nasdaq National Market on December 31, 1996 at $11.75 per share.

EMPLOYMENT AND CONSULTING AGREEMENTS

    PETER GODFREY. Mr. Godfrey entered into a five-year employment agreement which commenced January 1, 1995. Under the agreement, Mr. Godfrey receives a base salary of $500,000 per year (plus annual cost of living adjustments) and, in addition, may receive annual incentive compensation pursuant to the Incentive Plan not to exceed 200% of his base salary if the Company attains certain performance goals. In addition, Mr. Godfrey receives options to purchase between 40,000 and 50,000 shares of Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee. It is anticipated that the Incentive Plan will not continue after December 31, 1996. Mr. Godfrey will, however, continue to be eligible to receive options pursuant to his Employment Agreement. In this connection, Mr. Godfrey was granted options to purchase 40,000 shares of Common Stock on January 23, 1997. Additionally, Mr. Godfrey will participate in the Executive Management Incentive Plan approved by the Board in January 1997 and may receive annual incentive compensation of a target amount of 75% of his base salary (at budget) and a maximum amount of 112.5% of his base salary.

    LINWOOD A. LACY, JR. Mr. Lacy entered into a four-year and three-month employment agreement which commenced as of October 1, 1996. Under the agreement, Mr. Lacy receives a base salary of $513,900 per year (plus annual cost of living adjustments). In addition, upon execution of the employment agreement, Mr. Lacy received options to purchase 500,000 shares of Common Stock. Mr. Lacy has the contractual right to receive options to purchase between 40,000 and 50,000 shares of Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee. He has waived his right to receive these options in 1997. In January 1997 Mr. Lacy was granted 500,000 additional options. (See section captioned "Report of Compensation and Stock Option Committee-Compensation of the Chief Executive Officer"). Additionally, Mr. Lacy will participate in the Executive Management Incentive Plan and may receive annual incentive compensation of a target amount of 75% of his base salary (at budget) and a maximum of 112.5% of his base salary.

    MELVIN SEILER. Mr. Seiler entered into a four-year employment agreement which commenced January 1, 1995. Under the agreement, Mr. Seiler receives a base salary of $360,000 per year (plus annual cost of living adjustments) and may receive annual incentive compensation pursuant to the Incentive Plan not to exceed 200% of his base salary if the Company attains certain performance goals. In addition, Mr. Seiler receives options to purchase between 25,000 and 35,000 shares of Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee. Mr. Seiler will be resigning from the Company on June 10, 1997. It is anticipated that the Incentive Plan will not continue after December 31, 1996. Mr. Seiler has agreed to waive any rights to receive options attributable to the period January 1, 1997 through June 30, 1997.

    KRIS ROGERS. Ms. Rogers entered into an employment agreement which commenced as of April 7, 1997. Under the agreement, Ms. Rogers receives a base salary of $250,000 per year. In addition, she will participate in the Executive Management Incentive Plan and may receive annual incentive compensation of a target amount of 60% of her base salary (at budget) and a maximum of 90% of her base salary as incentive compensation for 1997. In addition, on January 10, 1997 Ms. Rogers was granted options to purchase 200,000 shares of Common Stock at $10.75 per share.

    WAYNE P. GARTEN. Mr. Garten entered into an employment agreement which commenced as of February 17, 1997. Under the agreement, Mr. Garten receives a base salary of $240,000 per year. In addition, he will participate in the Executive Management Incentive Plan and may receive annual incentive compensation of a target amount of 45% of his base salary (at budget) and a maximum of 67.5% of his base salary as incentive compensation for 1997. In addition, on February 17, 1997 Mr. Garten was granted options to purchase 100,000 shares of Common Stock at $11.875 per share.

    BRUCE L. LEV. Mr. Lev entered into a five-year employment agreement which commenced April 1, 1995. Under the agreement, Mr. Lev receives a base salary of $310,000 per year (plus annual cost of living adjustments) and, in addition, may receive annual incentive compensation pursuant to the Incentive Plan not to exceed $150,000 if the Company attains certain performance goals. In addition, Mr. Lev receives options to purchase between 13,000 and 23,000 shares of Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee. It is anticipated that the Incentive Plan will not continue after December 31, 1996. Mr. Lev will, however, continue to be eligible to receive options pursuant to his Employment Agreement. In this connection, Mr. Lev was granted options to purchase 18,000 shares of Common Stock on January 23, 1997. Additionally, Mr. Lev will participate in the Executive Management Incentive Plan and may receive annual incentive compensation of a target amount of 35% of his base salary (at budget) and a maximum of 52.5% of his base salary as incentive compensation for 1997.

    ADAM SHAFFER. Mr. Shaffer entered into a three-year employment agreement which commenced January 1, 1996. Under the agreement, Mr. Shaffer receives a base salary of $200,000 per year and up to $100,000 of bonus compensation, $50,000 of which is based upon the performance of the Company and other performance criteria related to Mr. Shaffer's responsibilities. Mr. Shaffer's Employment Agreement was amended effective April 24, 1997. Pursuant to the amendment, Mr. Shaffer will receive an aggregate guaranteed base salary and bonus of at least $348,000 per year plus a supplemental bonus of $100,000 payable in 18 monthly installments commencing May 1, 1997.

                        1992 AND 1994 STOCK OPTION PLANS

    The Board of Directors and stockholders of the Company approved the 1992 Stock Option Plan and the 1994 Stock Option Plan (the "Plans") of the Company, which provide for the grant of stock options to officers, directors and employees of, and consultants to, the Company and its subsidiaries. Under the Plans, the Company may grant options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify as Incentive Stock Options. ("Nonstatutory Stock Options"). Incentive Stock Options may not be granted to consultants to the Company who are not also employees of the Company. A total of up to 2,000,000 shares of Common Stock may be issued upon the exercise of options granted under the Plans. The stockholders approved an amendment to the 1994 Stock Option Plan at the June 1996 Annual Meeting to increase the number of shares reserved for issuance thereunder from 500,000 to 1,000,000 shares. Proposal No. 2 below in this Proxy requests the stockholders to consider and approve a further amendment to the 1994 Plan to add 3,000,000 shares.

    The Company also succeeded to all of the obligations and responsibilities of Inmac Corp.'s 1983 and 1992 Stock Option Plans and 1988 Director's Stock Option Plan (the "Inmac Plans") when Inmac was acquired by the Company in January 1996. A total of up to 943,920 shares of Common Stock may be issued upon the exercise of options granted under the Inmac Plans. The Inmac Plans and the Plans are hereinafter called the "Combined Plans".

    The Combined Plans may be administered by the Board of Directors or the Compensation and Stock Option Committee. Subject to the provisions of the Combined Plans, the Board has the authority to select the employees, directors or consultants to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock covered by the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which must be at least 100%, with respect to Incentive Stock Options, and at least 85%, with respect to Nonstatutory Stock Options, of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which may not exceed ten years).

SECTION 401(K) SAVINGS PLANS

    The Company sponsors 401(k) savings plans which cover substantially all full-time employees who meet the plan's eligibility requirements. Participants may make tax deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code) and the Company will make a 25% matching contribution for amounts which do not exceed 6% of the participant's annual compensation. The Company may also make discretionary profit sharing contributions to the plans. As of December 31, 1996, the Company has not made any discretionary profit sharing contributions to any of the 401(k) Plans.

                               PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Common Stock to each of the Nasdaq Composite and Retail Trade Indexes for the period from December 10, 1992, the date on which the Company's Common Stock commenced trading on Nasdaq, until December 31, 1996.

    The graph assumes that the value of the investment in the Company's Common Stock and each index was $100.00 at December 10, 1992. The results shown on the graph are not necessarily indicative of long-term results.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            MICRO WAREHOUSE    NASDAQ COMPOSITE   RETAIL TRADE
12/10/92             100.000             100.000       100.000
12/31/92             103.158             102.666       100.818
6/29/93               98.947             106.802        94.024
12/31/93             175.328             117.857       106.172
6/30/94              178.947             107.625        93.600
12/29/94             294.737             115.208        98.728
6/30/95              387.388             143.658       105.396
12/31/95             364.211             162.925       106.580
6/30/96              168.421             184.456       128.088
12/31/96              98.947             200.385       127.087

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDERS PARTICIPATION

    Members of the Compensation and Stock Option Committee are Messrs. Fruitman and Walsh, neither of whom is an officer, employee or consultant to the Company.

    There were no committee interlocks during 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AGREEMENT

    Under a consulting agreement dated January 1, 1989, Felix Dennis received $100,000 per year for consulting services to the Company through December 31, 1996, on which date said agreement terminated. This agreement was renewed for the year commencing January 1, 1997 for a reduced annual fee of $50,000 plus expenses. Pursuant to his consulting agreement, Felix Dennis renders advice to the Company from time to time with respect to catalog publishing, the direct mail business and the computer industry in general. The Company utilizes Mr. Dennis' expertise in magazine design and long-term experience in the computer industry in providing strategic recommendations to management and the Board of Directors. Mr. Dennis' consulting fee was negotiated on an arm's length basis.

DENNIS PUBLISHING, LTD.

    MacUser, PC Pro, The Mac and Computer Shopper magazines are owned and published in the United Kingdom by Dennis Publishing, Ltd., of which Felix Dennis is a controlling stockholder and Chairman. Mr. Godfrey holds a 5% interest in Computer Shopper Magazine. The Company may from time to time purchase advertising space in and rent subscriber lists from these magazines for purposes of marketing its products in the United Kingdom. Neither Mr. Dennis nor Mr. Godfrey participates in any decision relating to the purchase of advertising space or rental of subscription lists from these magazines, all of which fees are negotiated on an arm's-length basis by operating representatives of Dennis Publishing, Ltd. and the Company.

    Additionally, Mr. Dennis has agreed with the Company that he will not receive options under any of the Company's Stock Option Plans.

LEASES

    The Company leases 12,000 square feet of executive office space in South Norwalk, Connecticut from Mr. Godfrey, Chairman of the Company, and 13,500 square feet of office space in South Norwalk from an entity 50% owned by Mr. Godfrey. The Company paid a total of $312,000 in 1996 for rent of these premises. These leases expire on December 31, 1997.

EXECUTIVE EMPLOYEE LOANS

    As a consequence of the discovery that the Company's profitability during 1995 was originally overstated, the Company required that Messrs. Godfrey, Seiler, Purcell (the Company's former Chief Financial Officer) and Lev, repay incentive compensation paid to these persons pursuant to the Incentive Plan for the 1995 fiscal year. Messrs. Seiler and Lev repaid $398,535.68 and $92,013.91, respectively, which repayments were funded by borrowings from the Company in said amounts. These borrowings were on a fully secured basis and require repayment no later than December 31, 1998.

    In connection with Mr. Lacy's employment agreement, the Company loaned him $1,400,000 by the Company in order to facilitate the purchase by him of 50,000 shares of unregistered Common Stock. This borrowing was on a fully secured basis and, if not forgiven, is payable in full no later than the earlier of September 3, 2001 or ninety days after the termination of Mr. Lacy's employment relationship with the Company. The loan includes certain forgiveness provisions to the effect that on September 3 in each of the years 1997 through 2000, 25% of the principal balance will be forgiven if Mr. Lacy's employment relationship is in full force and effect.

FUTURE POLICY

    The Company believes that the transactions described above were at rents, prices and terms no less favorable to the Company than would have been available in similar transactions with unrelated parties. The Company has adopted a policy that future transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Company's independent directors.

                                   PROPOSAL 2
                            APPROVAL OF AN AMENDMENT
                         TO THE 1994 STOCK OPTION PLAN

    The Company's Board of Directors has unanimously adopted and recommended that the stockholders of the Company approve an amendment to the 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares reserved for issuance pursuant to the 1994 Plan from 1,000,000 shares to 4,000,000 shares.

    The 1994 Plan was approved by the Board of Directors on January 25, 1994 and by the stockholders of the Company at its annual meeting on June 12, 1994. Amendments to the 1994 Plan were subsequently approved by the Board of Directors and by the stockholders of the Company at its annual meetings on June 1, 1995 and June 4, 1996. A description of the 1994 Plan is set forth in the section captioned "1992 and 1994 Stock Option Plans". Stockholders are being asked to approve an amendment to increase the number of shares reserved for issuance pursuant to the 1994 Plan from 1,000,000 shares to 4,000,000 shares. This amendment is being submitted for stockholder approval in order to assure that a sufficient number of shares are reserved for the exercises of options granted under the 1994 Plan. This amendment and increase in the number of shares reserved for issuance is a necessary precondition to the effectiveness of 2,016,675 options granted to all employees of the Company in January 1997 in furtherance of the Board of Directors' recently adopted policy providing for the expansion of option participation opportunities to all employees of the Company. The option grants will be void and of no force and effect if stockholder approval is not obtained.

    The approval of this amendment will result in the following accounting treatment. The difference, if any, between the option strike price at the date of grant, $12.625, and the closing market price on the date of approval will be amortized over a five-year period by the Company.

REQUIRED VOTE

    In order to be adopted, this proposal must receive the affirmative vote of a majority of the shares of stock eligible to vote at the meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3
                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has approved KPMG Peat Marwick LLP to serve as independent auditors for the Fiscal Year ending December 31, 1997. KPMG Peat Marwick LLP has audited the Company's records for the Fiscal Years 1991 through 1996 and is familiar with the operations of the Company. The Board of Directors is satisfied with KPMG Peat Marwick's reputation in the auditing field, its personnel, its professional qualifications and its independence. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                              FINANCIAL STATEMENTS

    The Annual Report of the Company for the Fiscal Year ended December 31, 1996 including audited financial statements, has been mailed concurrently to stockholders of record.

                             ITEM 4--OTHER MATTERS

    The Board of Directors does not know of any business which will be presented at the meeting other than those matters set forth in the accompanying notice of meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment on such matters.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten-percent stockholders are also required by the Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons with respect to their Form 4 and Form 5 filing requirements, the Company believes that during the period ending December 31, 1996, its Executive Officers, Directors and ten-percent stockholders filed on a timely basis the reports required by Section 16(a) with respect to the beneficial ownership of equity securities of the Company.

                             STOCKHOLDER PROPOSALS

    Stockholders who desire to submit proposals for inclusion in the Proxy Statement of the Board of Directors to be utilized in connection with the 1998 Annual Meeting of Stockholders must submit such proposals to the Secretary of the Company no later than February 15, 1998.

                                          By Order of the Board of Directors

                                            [LOGO]

                                          BRUCE L. LEV
                                          Vice President, General Counsel
                                          and Secretary

Dated: April 30, 1997

                                MICRO WAREHOUSE, INC.

                                1994 STOCK OPTION PLAN


    1. PURPOSE. The purpose of this 1994 Stock Option Plan (the "1994 Plan") is to secure for Micro Warehouse, Inc., a Delaware corporation (the "Company"), and its shareholders the benefits arising from capital stock ownership by employees, directors and consultants of the Company and any subsidiaries who will be responsible for the Company's future by stimulating their efforts on behalf of the Company's further growth and continued success.

    2. SHARES SUBJECT TO THE 1994 PLAN. Subject to adjustment, as provided in paragraph 10, the stock to be offered under the 1994 Plan shall consist of shares of the Company's Common Stock ("Stock"), and the number of shares of Stock that may be issued upon exercise of all options granted under the 1994 Plan shall not exceed in the aggregate 4,000,000 shares; however, the maximum number of shares underlying an option grant shall not exceed 100,000 in any one year to any individual. Such shares may be authorized and unissued shares or may be treasury shares. If an option granted under the 1994 Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available under the 1994 Plan. Stock issued under the 1994 Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors of the Company ("the Board") or a Committee of the Board (the "Committee") as determined under paragraph 4 hereinbelow.

    3.  EFFECTIVE DATE AND DURATION OF THE 1994 PLAN.
    (a) EFFECTIVE DATE. The 1994 Plan shall become effective when adopted by the Board or the Committee, but no option granted under the 1994 Plan shall be exercised prior to the approval of the 1994 Plan by the holders of at least a majority of the outstanding shares of capital stock of the Company voting thereon. Subject to this limitation, options may be granted at any time after the effective date and before termination of the 1994 Plan.

    (b) DURATION. The 1994 Plan shall continue in effect until, in the aggregate, options have been granted and exercised with respect to all of the shares available under the 1994 Plan as set forth in paragraph 2, subject to any adjustments herein; provided, however, that unless sooner terminated by action of the Board or the Committee, the 1994 Plan shall terminate on, and no options shall be granted on or after, the tenth (10th) anniversary of the effective date. The Board or the Committee shall have the right to suspend or terminate the 1994 Plan at any time except with respect to options then outstanding under the 1994 Plan.

    4.  ADMINISTRATION.

    The 1994 Plan shall at all times be administered in accordance with the regulations of Rule 16b-3 of the Securities and

Exchange Act of 1934 as amended by the Securities and Exchange Commission release No. 34-37260. The 1994 Plan may be administered by the Board of Directors or by a Committee of two or more "non-employee directors". The Board or the Committee shall determine and designate, from time to time the employees, directors and consultants to whom options shall be granted and the number of shares to be covered by each option, the option price, the period of each option, and the time or times at which options may be exercised. Subject to the provisions of the 1994 Plan, the Board or the Committee may, from time to time, adopt rules and regulation relating to administration of the 1994 Plan and make all other determinations in the judgment of the Board or the Committee necessary or desirable for the administration of the 1994 Plan. The interpretation and construction of the provisions of the 1994 Plan and stock option agreements implemented thereunder by the Board or the Committee shall be final and conclusive. The Board or the Committee may correct any defect or supply any omission or reconcile any inconsistency in the 1994 Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the 1994 Plan into effect and it shall be the sole and final judge of such expediency.

    5.  GRANTS, AWARDS AND SALES.

    (a) TYPE OF SECURITY. The Board or the Committee may, from time to time, take the following action, separately or in combination, under the 1994 Plan:
(i) grant Incentive Stock Options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 5(b); and (ii) grant options other than Incentive Stock Options (herein "Nonstatutory Stock Options") as provided in paragraph 5(c). The Board or the Committee shall specify the action taken with respect to each optionee granted any option under the 1994 Plan, and shall specifically designate each option granted under the 1994 Plan as an Incentive Stock Option or Nonstatutory Stock Option.

    (b) INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be subject to the following additional terms and conditions:

         (i) In no event shall the aggregate fair market value (determined at the time such options are granted) of the Stock with respect to which the employee's Incentive Stock Options first become exercisable during any calendar year under the 1994 Plan or under any other incentive stock option plan (within the meaning of Section 422A of the Code) of the Company or a subsidiary or parent corporation of the Company exceed $100,000.

         (ii) An Incentive Stock Option may be granted under the 1994 Plan to an employee possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least one hundred ten percent (110%) of the fair market value of the Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of ten (10) years from the date it is granted.

         (iii) Incentive Stock Options may be granted under the 1994 Plan only to employees of the Company or any parent or subsidiary of the Company. Except as provided in paragraph 9, no Incentive Stock Options granted under the 1994 Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability shall not be deemed an interruption of employment for this purpose, except under rules prescribed by the Board or Committee in its discretion.

         (iv) Subject to paragraphs 5(b)(ii) and 5(b)(iii), Incentive Stock Options granted under the 1994 Plan shall continue in effect for the period fixed by the Board or the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it is granted.

         (v) The option price per share shall be determined by the Board or the Committee at the time of grant. Except as provided in paragraph 5(b)(ii), the option price shall not be less than one hundred percent (100%) of the fair market value of the shares covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares covered by an Incentive Stock Option shall be determined by the Board or the Committee.

         (vi) Stock acquired upon exercise of the Incentive Stock Options shall not be disposed of: [1] within two (2) years following the date the option was granted and [2] within one (1) year following the date the Stock is transferred to the employee.

    (c) NONSTATUTORY STOCK OPTIONS. Nonstatutory Stock Options shall be subject to the following terms and conditions:

         (i) Nonstatutory Stock Options may be granted under the 1994 Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Nonstatutory Stock Options granted under the 1994 Plan shall continue in effect for the period fixed by the Board or the Committee, except that a Nonstatutory Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted.

         (ii) The option price per share shall be determined by the Board or Committee at the time of grant. The option price may be more or less than or equal to the fair market value of the shares covered by the Nonstatutory Stock Option on the date the option is granted, provided that in no event shall the exercise price be less than eighty-five percent (85%) of the fair market value on such date. The fair market value of the shares covered by a Nonstatutory Stock Option shall be determined by the Board or the Committee.

    (d) LONG TERM INCENTIVE COMPENSATION PLAN. Options may be granted under the Company's Long Term Incentive Compensation Plan to certain key executives of the Company. The number of option grants is determined in advance on the basis of the Company's earnings per share, earnings before interest and taxes and revenue target levels, subject to amendment by the Board or Committee.

    6. EXERCISE OF OPTIONS. Except as provided in paragraph 8, options granted under the 1994 Plan may be exercised from time to time over the period stated in each option agreement in such amounts and at such times as shall be prescribed by the Board or the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board or the Committee at the date of grant, if the optionee does not exercise an option in any one (1) year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may exercise an option as to those shares in any subsequent year during the term of the option.

    7.  NONTRANSFERABILITY.

    (a) OPTIONS. Each option granted under the 1994 Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except that options may be assigned or transferred as follows to: members of the optionee's immediate family intended to include parents, spouse, children or grandchildren; or trusts, family partnerships, or other like entities provided that all of the beneficiaries of the same are members of said immediate family, or to any person or entity by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. In all events, the transferrees' rights with respect to any such option shall be subject to and fully governed by the provisions of the Plan and any provisions which would have affected any transferred options had the same not been transferred shall, PARI PASSU, govern said options. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this 1994 Plan or of any right or privilege conferred hereby or hereunder contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby or hereunder, such option relating thereto shall thereupon terminate and become null and void. In all events, each such option by its terms shall be exercisable by either the optionees or transferrees permitted hereinabove.

    (b) STOCK. Stock issued upon exercise of an option may have, in addition to restrictions on transfer imposed by law, such restrictions on transfer as may be determined by the Board or the Committee.

    8.  TERMINATION OF EMPLOYMENT OR DEATH.

    (a) In the event the employment by or affiliation with the Company or any parent or subsidiary of the Company by an optionee is terminated by retirement or for any reason, voluntarily or involuntarily, with or without cause, other than in the circumstances specified in the subparagraph (b) below, any option held by such optionee may be exercised at any time prior to its expiration date or the expiration of three (3) months after the date of such termination of employment (or affiliation), whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of such termination. With reference to Nonstatutory Stock Options, the Board or the Committee may, in its discretion, extend the three (3) month period any length of time not later than the expiration date of the option, subject to such terms and conditions as the Board or the Committee may determine.

    (b) In the event an optionee's employment by or affiliation with the Company or any parent or subsidiary of the Company is terminated because of death or permanent disability ("permanent disability" is defined as an illness which will prevent an optionee from performing his duties for a continuous period of six months), any and all Incentive Stock Options and/or Nonstatutory Stock Options held by such optionee shall immediately vest and become exercisable. If an optionee's employment by or affiliation with the Company is terminated by death, any option held by the optionee shall be exercisable only by the person or persons to whom such optionee's rights under such option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. Any option governed by this subparagraph must be exercised prior to the earlier of the expiration of twelve (12) months from the date of disability or death or the expiration of the option; provided, however, in the event optionee's employment or affiliation with the Company is terminated because of death or permanent disability, the Board or the Committee may, in its discretion, extend the twelve (12) month period any length of time not later than the expiration date of the option, subject to such terms and conditions as the Board or the Committee may determine.

    (c) To the extent an option held by any deceased optionee or by any optionee whose employment or affiliation with the Company is terminated shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to such option and all other rights relating to such option shall cease and terminate at the expiration of such periods.

    (9) PURCHASE OF SHARES PURSUANT TO OPTION. Shares may be purchased or acquired pursuant to an option granted under the 1994 Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, which shall not be more than thirty (30) days after receipt of the notice and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless otherwise approved, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company for the full purchase price for such shares in cash (including cash which may be the proceeds of a loan from the Company), in shares of Common Stock of the Company previously acquired valued at fair market value as determined by the Board or the Committee, or in any combination of cash and such shares of Common Stock of the Company. No shares shall be issued until full payment therefor has been made. Each optionee who has exercised an option shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand.

    10. CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board or the Committee in the number and kind of shares issuable upon exercise of outstanding options, for which options may be granted under the 1994 Plan. In addition, the Board or the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof when unexercised, shall be exercisable, to the end that each optionee's proportionate interest shall be maintained as before the occurrence of such event. The Board or the Committee shall have no obligation to effect any adjustment which would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board or the Committee. Any such adjustment made by the Board or the Committee shall be conclusive. In the event of dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, in lieu of providing for options or Stock subject to restrictions as described above in this paragraph 10, the Board or the Committee may, in its sole discretion, (i) provide a thirty (30) day period immediately prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability, except as limited by paragraph 5(b)(i) of the 1994 Plan, and (ii) waive or modify any such restrictions.

    11. CORPORATE MERGERS, ACQUISITIONS, ETC. The Board or the Committee may also grant options having terms, conditions and provisions which vary from those specified in this 1994 Plan provided that any options granted pursuant to this section are granted in substitution for, or in connection with the assumption of, existing options or Stock issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

    12. AMENDMENT OF 1994 PLAN. The Board or the Committee may, at any time and from time to time, modify or amend the 1994 Plan in such respects as it shall deem advisable because of changes in the law while the 1994 Plan is in effect or for any other reason. Except as provided in paragraph 10, however, no change in a option already granted shall be made without the written consent of the holder of such option. Furthermore, unless approved at an annual meeting or a special meeting by the holders of at least a majority of the votes cast, no amendment or change shall be made in the 1994 Plan (i) increasing the total number of shares which may be purchased under the 1994 Plan, (ii) changing the minimum purchase prices specified in the 1994 Plan, or (iii) increasing the maximum option periods.

    13. APPROVALS. The obligations of the Company under the 1994 Plan shall be subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter. The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange in which the Company's shares may then be listed, in connection with the granting of any option under the 1994 Plan, the issuance or sale of any shares purchased upon exercise of any option under the 1994 Plan or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Stock under the 1994 Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal securities laws.

    14. EMPLOYMENT RIGHTS. Nothing in the 1994 Plan or any option or Stock granted pursuant to the 1994 Plan shall confer upon (i) any employee any right to be continued in the employment of the Company or any parent or subsidiary of the Company, or to interfere in any way with the right of the Company or any parent or subsidiary of the Company by whom such employee is employed to terminate such employee's employment at any time, with or without cause, or to increase or decrease such employee's compensation, or (ii) any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company.

    15. RIGHTS AS A STOCKHOLDER. The holder of an option shall have no rights as a stockholder with respect to any shares covered by any option agreement until the date of issue of a stock certificate to him or her for such shares. Except as otherwise expressly provided in the 1994 Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

/X/ PLEASE MARK VOTES           1. Election of the Board's nominees for
AS IN THIS EXAMPLE                 Directors (the Board of Directors
                                   recommends a vote FOR).
---------------------
MICRO WAREHOUSE, INC.              FOR    WITHHOLD  FOR ALL EXCEPT
---------------------              / /       / /        / /
                                      Felix Dennis
                                    Frederick H. Fruitman
                                      Peter Godfrey
                                    Linwood A. Lacy, Jr.
                                      Joseph M. Walsh
RECORD DATE SHARES:
                                    If you do not wish your shares voted
                                    "FOR"  a particular nominee, mark the
                                    "For All Except" box and strike a line
                                    through the nominee's name. Your shares
                                    will be voted for the remaining
                                    nominee(s).

                                 2. Proposal to amend the Company's 1994
                                    Stock Option Plan to increase the number of shares reserved for issuance from 1,000,000 to 4,000,000.

                                    FOR   AGAINST   ABSTAIN
                                    / /     / /        / /

                                 3. Ratification of the appointment of KPMG
                                    Peat Marwick LLP, the Company's
                                    independent auditors, for the fiscal year ending December 31, 1997.

                                    FOR     AGAINST   ABSTAIN
                                    / /       / /        / /

                                    Mark box at right if an address change or comment has been noted on the reverse side of this card. / /

Please be sure to sign and date this Proxy.  Date

Stockholder sign here              Co-owner sign here

-------------------------------------------------------------------------------
 DETACH CARD                                                    DETACH CARD


                     MICRO WAREHOUSE, INC.

Dear Stockholder.

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders on June 10, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Micro Warehouse, Inc.

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                         MICRO WAREHOUSE, INC.

NOTICE IS HEREBY GIVEN that an Annual Meeting of the Stockholders of MICRO WAREHOUSE, INC. (the "Company") will be held at the Ramada Inn & Suites, 2373 Route 9, Toms River, New Jersey, on Wednesday, June 10, 1997 at 10:00 a.m., local time, for the purposes listed on the reverse side of this card.

The Board of Directors has designated on the close of business on April 18, 1997 as the record date for determination of stockholders of the Company entitled to notice and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for inspection at the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO BE PRESENT AT THE MEETING. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, ARE REQUESTED TO FILL IN, DATE AND SIGN THIS PROXY AND MAIL IT IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?              DO YOU HAVE ANY COMMENTS?

-----------------------------          ------------------------------

-----------------------------          ------------------------------

-----------------------------          ------------------------------

                                                                  April 30, 1997

                              [Letterhead to come]

Dear Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of Micro Warehouse, Inc. ("the Company") which will be held on June 10, 1997 in Toms River, New Jersey at 10:00 a.m. local time. At the Annual Meeting, you are being asked to approve, among other things, the increase in the number of authorized shares in the 1994 Stock Option Plan from one million (1,000,000) to four million (4,000,000). This approval is required to effect the January 1997 grant of stock options to all qualified full-time employees. These grants were for a total of 2,016,675 shares at an exercise price of $12-5/8 per share.

    If you do not approve the increase in the number of shares in the 1994 Plan these grants will be void. Our employees have been informed that these grants are contingent upon stockholder approval.

    As you know, 1996 was a challenging year for the Company and we have now begun a program of transition that will require significant change. The Board and I feel that the participation of all employees through stock ownership in the future success of the Company is critical. We are asking all of our employees to undertake significantly increased workloads to restore the Company to a level of profitability that we all desire. I strongly solicit your support in approving these additional shares for our 1994 Stock Option Plan.

    According to Generally Accepted Accounting Principles any increase in the stock price on the date of stockholder approval over the stock price in effect on the date of the grant (i.e. $12-5/8) is deemed to be a compensation expense to the Company that is spread over the life of the options. The following table illustrates the application of these principles(1):

          ASSUMED PRICE AT             EARNINGS PER SHARE   TOTAL COMPENSATION CHARGE
         ANNUAL MEETING DATE             IMPACT PER YEAR      (PRE-TAX IN MILLIONS)
-------------------------------------  -------------------  -------------------------
              $12- 5/8                      $    0.00               $       0
                 15                              0.02                    4.79
               17- 1/2                           0.03                    9.83
                 20                              0.05                   14.87
               22- 1/2                           0.07                   19.91

    This compensation expense is a non-cash charge.

    We solicit your support and approval of this proposal which is Proposal 2 in the attached Proxy Statement. Whether or not you plan to be at the Annual Meeting of Stockholders, please be sure to date, sign and return the enclosed Proxy as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Stockholders who attend the meeting may withdraw their proxies and vote in person.

                                          Very truly yours,
                                          [sig to come]

                                          Linwood A. Lacy, Jr.
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

------------------------

(1) This table assumes 2,016,675 shares and a tax rate of 0.405%. The assumption of certain stock prices should not be deemed a forecast that the Company's common stock price will reach any assumed level.